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                                                                      EXHIBIT 11

                              WOOLWORTH CORPORATION

                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                                   (Unaudited)
                     (in millions, except per share amounts)

                                                                 Thirteen weeks ended       Twenty-six weeks ended
                                                                ----------------------      ----------------------
                                                                July 27,      July 29,       July 27,    July 29,
                                                                  1996         1995            1996        1995
                                                                --------      --------       --------    ---------
PRIMARY

Weighted-average number of common shares
  outstanding and common share equivalents                        134.3         132.7          133.7       132.7
                                                                =======       =======        =======     =======

Net income (loss) applicable to common shares                   $  22.4       $ (11.5)       $  --       $ (91.3)
                                                                =======       =======        =======     =======

Primary net income (loss) per share of common stock             $  0.17       $ (0.09)       $  --       $ (0.69)
                                                                =======       =======        =======     =======


FULLY DILUTED (1)

Weighted-average number of common shares outstanding
  and fully diluted common share equivalents                      134.3         132.8          133.9       132.8
Assumed conversion of preferred stock                               0.6           0.6            0.6         0.6
                                                                -------       -------        -------     -------
Adjusted weighted-average number of  common
  shares and common share equivalents                             134.9         133.4          134.5       133.4
                                                                =======       =======        =======     =======

Net income (loss) applicable to common shares                   $  22.4       $ (11.5)       $  --       $ (91.2)
                                                                =======       =======        =======     =======

Fully diluted net income (loss) per share of common stock       $  0.17       $ (0.08)       $  --       $ (0.68)
                                                                =======       =======        =======     =======
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(1)     This calculation is submitted for the 1995 loss in accordance with
        Regulation S-K, Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.